                                                                    EXHIBIT 99.1


                          HAIGHTS CROSS COMMUNICATIONS

                                  PRESS RELEASE

Investor Contact:
Paul J. Crecca
(914) 289-9420
pjcrecca@haightscross.com


Editorial Contact:
Michael Stugrin
(562) 498-6353                                       FOR IMMEDIATE RELEASE
mstugrin@verizon.net



                          HAIGHTS CROSS COMMUNICATIONS
                              REPORTS 2003 results

               Investor and Analyst Conference Call Scheduled for
                         March 23, 2004, at 4:00 PM (ET)

White Plains, NY, March 23, 2004 - Haights Cross Communications, Inc. (HCC) today reported results for the fourth quarter and full fiscal year 2003. All reported financial information in this press release relates to continuing operations only.

2003 Annual Results

    Revenue for the year ended December 31, 2003 of $162.0 million, declined $1.1 million, or 0.7%, from $163.1 million for the year ended December 31, 2002.

    Revenue from the Education Publishing Group increased $5.5 million, or 6.6%, to $88.1 million for the year ended December 31, 2003, from $82.6 million for the year ended December 31, 2002. Triumph Learning accounted for $3.5 million of this increase with strong sales in North Carolina, Pennsylvania and Mississippi. Sundance/Newbridge revenues increased $2.1 million due to adoption-type sales of both Sundance and Newbridge titles to Cobb County, Georgia and Columbus, Ohio.

    Revenue from the Library Publishing Group decreased $6.6 million, or 8.2%, to

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$73.9 million for the year ended December 31, 2003, from $80.5 million for the year ended December 31, 2002. Revenue for Recorded Books declined $4.3 million due to the strong 2002 performance in the retail channel from The Lord of the Rings audiobook trilogy, and a decline in the Audio Adventures channel resulting from the loss of a significant distributor early in 2003, which was partially offset by 8% growth in Recorded Book's core library channel. Revenue for Chelsea House declined $2.3 million due to reduced spending by libraries on traditional materials.

    Income from operations decreased $5.3 million, or 13.8%, to $33.1 million in 2003 compared to $38.4 million in 2002. The decline is largely attributable to restructuring charges, increases in marketing and selling expenses as we expand our in-house sales representatives and additional product development amortization.

    EBITDA, defined as earnings before interest, taxes, depreciation and amortization, and goodwill impairment charge as a result of the adoption of SFAS 142, decreased $3.0 million or 6.2% to $44.4 million in 2003 compared to $47.4 million in 2002. The decrease was due to the 2003 restructuring charges attributable to the consolidation of the warehousing, customer service and order fulfillment functions of our Sundance/Newbridge, Triumph Learning and Chelsea House businesses into a single facility and increased marketing and selling expenses during 2003, partially offset by the 2002 management equity plan charge.

    Adjusted EBITDA, defined as EBITDA excluding the impact of restructuring and restructuring related charges and equity plan expenses, decreased $2.7 million, or 5.3%, to $47.4 million in 2003, from $50.1 million in 2002 due to increased marketing and selling expenses.

    Capital expenditures, excluding product development prepublication investments, relate to the purchase of tangible fixed assets such as computers, software and leasehold improvements. Capital expenditures were $3.0 million in 2003, compared to $2.0 million in 2002. The increase is largely attributable to the consolidation of our warehousing, customer service and order fulfillment functions and the implementation of a new Recorded Books fulfillment and financial software system.

    Pre-publication investments were $14.1 million in 2003, compared to $11.7 million in 2002. The increase of $2.4 million is due primarily to increased product development costs at Sundance/Newbridge and Recorded Books.

Results for the Fourth Quarter 2003

    Revenue for the fourth quarter of 2003 was $37.7 million, which reflected a decrease of $0.3 million, or 0.7%, from revenue of $38.0 million for the fourth quarter of 2002.

    Revenue from the Educational Publishing Group increased $2.3 million, or 13.0%, from $20.1 million for the fourth quarter of 2003 compared to $17.8 million for the fourth quarter of 2002. Triumph Learning's revenue continued to show strong growth, increasing $1.1 million for the quarter over the comparable period of the prior year, due to the release of a new software product in Georgia, Texas and Pennsylvania and new Coach titles in Louisiana, Mississippi and Maryland. Revenue for Oakstone increased $1.2 million for the quarter with the release of the new MKSAP 13 Audio Companion program and release of the Topics in Mammography 2 program.

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    Revenue from the Library Publishing Group decreased $2.6 million, or 12.8%, to $17.6 million for the fourth quarter of 2003, compared to $20.2 million for the fourth quarter of 2002. Revenue for Recorded Books decreased $1.7 million in the fourth quarter of 2003, due to the strong performance of the retail channel in 2002 from sales of The Lord of the Rings audiobook trilogy, and a decline in the Audio Adventures channel resulting from the loss of a significant distributor early in 2003. Revenue for Chelsea House decreased $0.9 million quarter over quarter, due to reduced spending by libraries on traditional materials.

    Income from operations for the fourth quarter of 2003 was $6.9 million compared to $7.0 million for the fourth quarter of 2002.

    EBITDA increased $0.9 million, or 10.0%, to $10.4 million for the fourth quarter of 2003 from $9.4 million for the fourth quarter of 2002, due to improved gross margin from 68.7% in 2002 to 70.8% in 2003 and the fourth quarter 2002 equity plan charge of $0.7 million which was partially offset by a $0.2 million restructure charge in 2003.

    Adjusted EBITDA increased $0.4 million, or 4.3%, to $10.4 million in for the fourth quarter of 2003, from $10.0 million for the fourth quarter of 2002.


    Peter J. Quandt, HCC chairman and chief executive officer, said: "In a tough economic and education publishing industry environment, Haights Cross stayed focused on its key objectives for the year. In August, we completed a $270 million refinancing. This allowed us to retire expensive debt, strengthen our capital structure, and provide funds to support growth. Operationally, we worked to strengthen our sales and distribution channels and invested in product development and infrastructure. Despite budget cutting by most school systems, our Education Sector had a strong performance - with Triumph Learning growing revenue for the year by 16.1% to $25.2 million, and Sundance/Newbridge Publishing growing revenue by 4.9 %, to $44.8 million. Our Library Sector was particularly affected by the weak economy and tight library budgets. Recorded Books' revenue slipped 6.6% to $61.1 million; and Chelsea House revenue fell
15.1 % to $12.8 million. Oakstone Publishing's revenue fell slightly to $18.2 million, from $18.3 million in the prior year."

    "As the economy continues to improve, and state budgets stabilize, we expect to see customer spending gradually pick up. Education continues to be a visible issue that will command a lot of attention during this election year. Our continued investment in new products, an efficient infrastructure, and sales should position our core businesses for improved results. For example, we are encouraged by strong early sales of Triumph Learning's Coach Software(TM), which has been introduced recently into three states. Haights Cross also continues to look for high-quality companies to acquire, particularly in the K-12 Supplemental Education Publishing Sector. In February, we successfully completed an offering of Discount Notes that yielded almost $74 million, which gives us the financial resources we need for growth investments," Quandt said.

    Paul J. Crecca, HCC's executive vice president and chief financial officer, added: "Our businesses continue to do an excellent job of creating outstanding new products for the education and library markets, implementing very competitive sales and marketing initiatives, while prudently managing overhead costs. Our consolidation in 2003 of the warehouse and customer service

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functions for Sundance/Newbridge, Triumph Learning and Chelsea House was a huge success, being completed on schedule and within budget. Our debt recapitalization in August 2003, followed by our Discount Note offering in February 2004, positions us extremely well to pursue attractive acquisitions in the education and library markets."

Outlook for 2004

    "In continued tough education publishing and library markets, we anticipate 2004 revenue to be relatively flat year over year, with EBITDA performance lagging revenue somewhat as we continue to make investments in competitive sales and marketing initiatives," Crecca said.

Investor Conference Call

    HCC's conference call for investors, analysts, and the media will be held on March 23, 2004, at 4:00 PM (ET). Participating in the call will be Peter J. Quandt, HCC chairman and CEO, and Paul J. Crecca, HCC executive vice president and chief financial officer. To participate, please call 888.428.4474 (USA) or
612.288.0318 (International).

    A digitized replay of the conference call will be available on March 23, 2004 at 9:15 PM ending on April 6, 2004. To listen to the replay, please call
800.475.6701 (USA) or 320.365.3844 (International) and enter the access code of 723732.

                        HCC Business Unit 2003 Highlights

Sundance/Newbridge Publishing

    In 2003, Sundance/Newbridge published a record 410 new titles. Sales were strong throughout the year, despite tight school budgets. Sales of Sundance's AlphaKids(TM) Guided Reading, Grades K-2, and Second Chance Reading(TM) for Grades 2-9 had double-digit growth; and Newbridge's nonfiction guided reading titles were among its top sellers and its GoFacts Guided Writing titles had double-digit sales growth. The company made senior personnel appointments in product development and planning, telesales, field sales, professional development, and financial management.

Triumph Learning
    In 2003, Triumph Learning published a record 162 new titles, including 34 software products. This included major new print titles for Maryland, New Jersey, Florida; and software titles for Tennessee, Georgia, and Texas. Triumph's Coach(TM) series continues to be broadly adopted for student test preparation and is one of the most recognized brands in its class.

Oakstone Publishing

    Oakstone Medical Publishing published the MKSAP 13 Audio Companion to the American College of Physicians renowned 13th edition of the Medical Knowledge Self-Assessment Program for Internists. This first part of the two-part publication consists of 18 issues, each with two or more hours of audio dialogue with specialists in the areas of medicine covered. Oakstone Medical also published its second edition of Topics in Mammography. The Oakstone Wellness 2004 Year of

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Good Health wall calendar and its large list of health, wellness, and safety posters and brochures also experienced strong sales to corporate and institutional customers.

Recorded Books

    In 2003, Recorded Books published 846 new titles and re-signed major popular authors for future new audiobook titles - including Stephen King, Mary Higgins Clark, John Dunning, and others. Recorded Books' new Private Library, which offers customers a membership program for unlimited book rentals, was successfully test marketed and signed-up over 1300 members. The new Modern Scholar Series, consisting of 14 lecture series by renowned scholars, received excellent reviews and began shipping in the fourth quarter of 2003. Following the fast-growing trend of downloading musical and video entertainment over the Internet, Recorded Books signed an agreement with Audible that will make many of Recorded Books titles available through Audible's downloading system.

Chelsea House Publishers

    Chelsea House published 383 new titles in 2003, including 113 new titles for Spring 2004. The company added four new series, representing 28 titles, to its highly acclaimed Clubhouse imprint for children. These included titles on American Indian Art and Culture, The Solar System, Ecosystems, and a First Look at Art. Chelsea House also added titles to its best-selling Bloom line of literary criticism - including new titles in the Bloom's Guides, Bloom's Period Studies, and Bloom's Literary Characters.

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Haights Cross Communications, Inc.
Condensed Consolidated Financial Information - Unaudited


Dollars in thousands
                                    Three Months Ended         Year Ended
                                       December 31,           December 31,
                                    2003        2002        2003         2002
                                 ---------------------   ----------------------
Sundance/Newbridge               $   6,955    $   6,873   $  44,763   $  42,656
Triumph Learning                     7,135        6,084      25,171      21,682
Oakstone                             6,044        4,861      18,188      18,297
                                 ----------------------   ---------------------
   Educational Publishing Group     20,134       17,818      88,122      82,635
Recorded Books                      14,913       16,619      61,137      65,451
Chelsea House                        2,679        3,545      12,784      15,056
                                 ----------------------   ---------------------
   Library Publishing Group         17,592       20,164      73,921      80,507
                                 ----------------------   ---------------------
Total Revenue                    $  37,726    $  37,982   $ 162,043   $ 163,142
Operating Expenses                  30,798       30,997     128,951     124,754
                                 ----------------------   ---------------------
Income From Operations               6,928        6,985      33,092      38,388
Net Income/(Loss)                $     939    $   3,960   $  (1,866)  $ (27,752)
                                 ======================   =====================

Other Financial Data:
EBITDA                           $  10,384    $   9,440   $  44,453   $  47,411
Adjusted EBITDA                  $  10,442    $  10,015   $  47,425   $  50,086

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Reconciliation of Net Income/(Loss) to EBITDA and Adjusted EBITDA:

                                           Three Months Ended
                                                                        Year Ended
                                                December 31,           December 31,
                                             2003        2002        2003        2002
                                          --------------------    --------------------
Net Income/(Loss)                         $    939    $  3,960    $ (1,866)   $(27,752)
Cumulative Effect of Accounting Change        --          --          --        48,610
Net Loss/ (Income) from Discontinued
Operations                                    (256)     (1,612)        716      (1,766)
Interest Expense and Other                   6,245       4,637      34,242      19,296
                                          --------------------    --------------------
Income From Operations                       6,928       6,985      33,092      38,388
Amortization of Prepublication Cost          2,884       1,901       9,137       7,006
Depreciation and Amortization                  572         554       2,224       2,017
                                          --------------------    --------------------
EBITDA                                    $ 10,384    $  9,440    $ 44,453    $ 47,411

Restructuring and Restructuring Related
Charges                                        225        (125)      3,139        (125)
Equity Plan Charges                           (167)        700        (167)      2,800
                                          --------------------    --------------------
Adjusted EBITDA                           $ 10,442    $ 10,015    $ 47,425    $ 50,086


Other Data:
                                           As of December 31,
                                            2003        2002
                                          --------------------
Capital Expenditures                      $  2,977    $  2,044
Product Development Expenditures
(Pre-Publication Costs)                     14,051      11,700


Selected Balance Sheet Data:

                                           As of December 31,
                                            2003        2002
                                          --------------------
Cash and Cash Equivalents                 $ 32,389    $  2,701
Working Capital                             42,216       9,957
Long Term Debt                             238,750     186,346


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About Haights Cross Communications:

Founded in 1997 and based in White Plains, NY, Haights Cross Communications is a premier educational and library publisher dedicated to creating the finest books, audio products, periodicals, software and online services, serving the following markets: K-12 supplemental education, public and school library publishing, audiobooks, and medical continuing education publishing. Haights Cross companies include: Sundance/Newbridge Educational Publishing (Northborough, MA), Triumph Learning (New York, NY), Recorded Books (Prince Frederick, MD), Chelsea House Publishers (Broomall, PA), and Oakstone Publishing (Birmingham, AL). Haights Cross investors include Great Hill Partners. For more information visit www.haightscross.com.
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Safe Harbor Statement: This press release contains forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks, uncertainties and other factors may cause our actual results, performances or achievements to be materially different from those expressed or implied by our forward-looking statements. Factors that may cause our actual results to differ materially from our forward-looking statements include, among others, changes in external market factors, changes in our business or growth strategy, or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the events and circumstances described in forward-looking statements contained in this press release will in fact occur. You should read this press release completely and with the understanding that our actual results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.
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